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                                                     EXHIBIT 12



                ASSOCIATES CORPORATION OF NORTH AMERICA

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Dollar Amounts in Millions)



                                                Nine Months Ended
                                                   September 30
                                               1996           1995

Fixed Charges (a)

  Interest expense                           $1,627.4       $1,460.7

  Implicit interest in rent                      11.3           10.0

    Total fixed charges                      $1,638.7       $1,470.7

Earnings (b)

  Earnings before provision for income
   taxes                                     $  959.5       $  833.2

  Fixed charges                               1,638.7        1,470.7

    Earnings, as defined                     $2,598.2       $2,303.9


Ratio of Earnings to Fixed Charges               1.59           1.57



(a) For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

(b) For purposes of such computation, the term "earnings" represents earnings before provision for income taxes, plus fixed charges.
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